Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2007 Earnings

SANTA CLARA, Calif., July 23, 2007—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the second quarter ended June 30, 2007.

Second Quarter Results:

Revenues for the second quarter of 2007 were $52,436,000, a decrease of 14% from revenues of $60,737,000 for the second quarter of 2006. Net income for the second quarter was $2,964,000, a decrease of 58% from net income of $7,088,000 for the second quarter of 2006. Diluted earnings per share (EPS) for the second quarter of 2007 were $0.10, a decrease of 57% from $0.23 for the second quarter of 2006. Pro forma net income for the second quarter of 2007, which excludes equity-based compensation expenses of $3,707,000 and an anticipated loss of $996,000 related to certain marketable securities, as well as the tax benefit associated with such expenses and anticipated loss, was $7,170,000 or $0.25 per share on a diluted basis.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “As a result of increased price sensitivity in the US market, we are seeing an increase of sales of analog systems on account of digital systems. This trend may continue until the introduction of our next wave of multimedia products in 2008 and as a result of these market conditions, we expect the US market to remain challenging. On the other hand, despite this challenging environment, sales of DECT (including DECT 6.0) are expected to ramp up according to plan, and our R&D efforts to improve the cost effectiveness of our products enabled us to return to a gross margin level of 41%.”

Mr. Ayalon added: “During the quarter, we announced the acquisition of NXP’s Cordless and VoIP Terminal Business, and currently expect to close the transaction in the third quarter. We are enthusiastic about the fit of the NXP business with our line of business and believe it will put DSP Group firmly in a leadership position in terms of scale and technology in the growing VoIP and DECT markets.”

Dror Levy, CFO of DSP Group, stated: “Our operating cash flow during the quarter generated $7.5 million, demonstrating the continued strength of our business. During the quarter we repurchased 421,000 shares of our common stock for a total consideration of $7.7 million as part of our repurchase program. Our cash and marketable securities at the end of the quarter were $353.7 million.”

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video and data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, video and data communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group’s ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

Forward Looking Statements

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon about the ramp up of sales of DECT products and the timetable for and optimism about the acquisition of NXP’s Cordless and VoIP Terminal Business. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including slower than expected change in the nature of the residential communications domain, unexpected delays in the introduction of new products, especially DECT products; failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2006 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the second quarter of 2007 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar.

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # 1-888-286-8010 (passcode: 81662116)

•	International Dial-In # 1-617-801-6888 (passcode: 81662116)

For more information, please contact Ofer Elyakim, Vice President of Business Development, DSP Group Inc. at (408) 986-4421; or e-mail: ofere@dsp.co.il.

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$52,436	$60,737	$101,723	$112,689
Cost of product revenues and other	31,233	35,632	61,233	65,987

Gross profit	21,203	25,105	40,490	46,702
Operating expenses:
Research and development	12,465	12,409	25,221	23,310
Sales and marketing	4,110	4,070	8,307	7,876
General and administrative	3,328	2,895	6,925	5,695

Total operating expenses	19,903	19,374	40,453	36,881

Operating income	1,300	5,731	37	9,821
Other income :
Interest and other income, net	2,927	3,351	6,579	6,460

Income before provision for income taxes	4,227	9,082	6,616	16,281
Provision for income taxes	1,263	1,994	2,288	3,555

Net income	$2,964	$7,088	$4,328	$12,726

Net earnings per share:
Basic	$0.10	$0.24	$0.15	$0.43
Diluted	$0.10	$0.23	$0.15	$0.41

Weighted average number of shares of Common stock used in the computation of:
Basic	28,257	29,871	28,356	29,674
Diluted	28,469	30,632	28,580	30,708

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$2,964	$7,088	$4,328	$12,726
Equity-based compensation expense included in cost of product revenues and other	166	130	332	208
Equity-based compensation expense included in R&D	1,929	1,703	4,017	2,925
Equity-based compensation expense included in SG&A	1,612	1,525	3,512	2,718
Loss related to certain marketable securities	996	—	996	—
Tax benefit resulting from equity-based compensation and from loss related to certain marketable securities	(497)	(121)	(682)	(208)
Pro Forma net income	$7,170	$10,325	$12,503	$18,369

Pro Forma diluted earnings per share	$0.25	$0.34	$0.44	$0.60

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$60,365	$37,344
Marketable securities and cash deposits	212,662	132,170
Trade receivables, net	30,560	21,489
Inventories	10,908	14,366
Other accounts receivable	5,127	4,049
Deferred income taxes	2,520	1,516

Total current assets	322,142	210,934

Property and equipment, net	12,831	12,644

Long term marketable securities	80,634	179,368
Severance pay fund	5,894	5,689
Deferred income taxes	2,977	1,987
Other assets	2,897	3,366

Total assets	$427,375	$413,988

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,828	$12,205
Other current liabilities	30,859	28,969

Total current liabilities	49,687	41,174

Accrued severance pay	6,198	6,065

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	223,902	216,041
Accumulated other comprehensive income (loss)	(1,533)	28
Retained earnings	196,637	195,198
Less – Cost of treasury stock	(47,544)	(44,546)

Total stockholders’ equity	371,490	366,749

Total liabilities and stockholders’ equity	$427,375	$413,988